Exhibit 10.156

CONTRACT OF SALE

THIS CONTRACT OF SALE (this “Agreement”) is made and entered into as of the 27th day of August, 2007, by and among WOODFIELD PRESERVE PHASE I LLC, a Delaware limited liability company (“Phase I”), and WOODFIELD PRESERVE PHASE II LLC, a Delaware limited liability company (“Phase II”, together with Phase I, “Seller”), each having an address c/o J.P. Morgan Investment Management Inc., 245 Park Avenue, New York, New York 10167, and KBS CAPITAL ADVISORS LLC, a Delaware limited liability company, having an address at 205 West Wacker, Suite 1000, Chicago, Illinois 60606 (“Purchaser”).

W I T N E S S E T H:

A. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement, (a) those certain parcels of land located at 10 and 20 North Martingale Road, Schaumburg, Illinois, and more particularly described on Exhibit A attached hereto and made a part hereof (the “Land”), (b) the buildings, improvements, and structures located upon the Land (collectively, the “Improvements”), (c) all other easements and rights appurtenant to the Land, if any (collectively, the “Appurtenant Rights”), (d) all right, title and interest of Seller in, to and under the Leases (as hereinafter defined) and the Contracts (as hereinafter defined), and (e) all right, title and interest of Seller, if any, in and to the fixtures, equipment and other personal property owned by Seller and attached or appurtenant to the Property, excepting any intellectual property rights to the name “Woodfield Preserve” (collectively, the “Personal Property”; the Land, the Appurtenant Rights, the Improvements, the Leases, the Contracts and the Personal Property, collectively, the “Property”).

B. Purchaser acknowledges that the Property is being sold on an “as is” “where is” and “with all faults” basis on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for $10.00 in hand paid and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Purchase and Sale. Upon the terms and conditions hereinafter set forth, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Property.

2. Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of $139,300,000, which shall be allocated between the parcels as follows: (a) $69,650,000, with respect to 10 North Martingale Road, Schaumburg, Illinois and (b) $69,650,000, with respect to 20 North Martingale Road, Schaumburg, Illinois. Purchaser, subject to Seller’s prior approval not to be unreasonably withheld, shall have the right to reallocate the Purchase Price between the parcels, provided that Purchaser provides written notice of such election to Seller on or prior to the expiration of the Due Diligence Period, and in such event, the parties shall enter into an amendment of this Agreement to reflect such reallocation.

3. Payment of Purchase Price. The Purchase Price shall be paid to Seller by Purchaser as follows:

3.1 Deposit. Purchaser shall (a) within two (2) Business Days (as hereinafter defined) after the date this Agreement is executed by Seller and Purchaser, deposit with Chicago Title Insurance Company (“Escrowee”), having its office at 711 Third Avenue, New York, New York 10017, Attention: Neal J. Miranda, Esq., Telephone No. (212) 880-1237, by wire transfer of immediately available federal funds to an account designated by Escrowee, the sum of $1,000,000 (together with all interest thereon, the “Deposit”), which Deposit shall be held by Escrowee pursuant to the escrow agreement (the “Escrow Agreement”) attached hereto as Exhibit B and hereby made a part hereof. If Purchaser shall fail to deposit the Deposit with Escrowee within two (2) Business Days after the date this Agreement shall be executed by Seller and Purchaser, at Seller’s election, this Agreement shall be null, void ab initio and of no force or effect.

3.2 Additional Deposit. If, as provided in Section 5, Purchaser exercises its option to extend the Closing (as defined in Section 5), Purchaser shall deliver to Escrowee on or before October 5, 2007, by bank wire transfer of immediately available federal funds, an additional $1,000,000 (the “Extension Option Funds”). The Extension Option Funds shall be deemed a part of the Deposit for an aggregate Deposit of $2,000,000.

3.3 Independent Consideration. In addition to, and not in lieu of, the delivery of the Deposit, Purchaser shall deliver to Seller by check, concurrently with the delivery of the Deposit, the sum of $100. Seller and Purchaser hereby mutually acknowledge and agree said sum represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to have inspected the Property pursuant to the terms of this Agreement. Said sum is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events.

3.4 Closing Payment. The Purchase Price, as adjusted by the application of the Deposit and by the prorations and credits specified herein, shall be paid by Purchaser, by wire transfer of immediately available federal funds to an account or accounts designated in writing by Seller.

4. Title Matters; Due Diligence Review; Estoppel Certificates; Conditions Precedent.

4.1 Title Matters.

4.1.1 Title to the Property.

(a) As a condition to the Closing, Chicago Title Insurance Company (the “Title Company”) shall have committed to insure Purchaser as the fee owner of the Property in the amount of the Purchase Price by issuance of an ALTA owner’s title insurance policy (the “Owner’s Policy”) and in the standard form issued by the Title Company in the State of Illinois, subject only to the Permitted Exceptions (as hereinafter defined).

(b) Seller shall cause to be delivered to Purchaser a commitment for an owner’s fee title insurance policy or policies with respect to the Property (the “Title Commitment”) from the Title Company within five (5) Business Days following the date hereof.

If any exceptions(s) to title to the Property should appear in the Title Commitment other than the Permitted Exceptions (such exception(s) being herein called, collectively, the “Unpermitted Exceptions”), subject to which Purchaser is unwilling to accept title, and Purchaser shall provide Seller with written notice (the “Title Objection Notice”) thereof within fifteen (15) days after the date hereof, Seller, in its sole and absolute discretion, may undertake to eliminate the same subject to the terms and conditions of this Section 4.1. Purchaser hereby waives any right Purchaser may have to advance, as objections to title or as grounds for Purchaser’s refusal to close this transaction, any Unpermitted Exception of which Purchaser does not notify Seller within such fifteen (15) day period pursuant to the Title Objection Notice unless (i) such Unpermitted Exception was first raised by the Title Company subsequent to the date of the Title Commitment, and (ii) Purchaser shall notify Seller of the same within five (5) days after the Title Company shall notify Purchaser of such Unpermitted Exception (failure to so notify Seller shall be deemed to be a waiver by Purchaser of its right to raise such Unpermitted Exception as an objection to title or as a ground for Purchaser’s refusal to close the transaction contemplated by this Agreement). Notwithstanding anything to the contrary contained in this Agreement, Seller, in its sole discretion, shall have the right to adjourn the Closing for a period not to exceed forty-five (45) days (such period of time being herein called the “Extension Period”), provided that Seller shall notify Purchaser, in writing, within fifteen (15) days after receipt by Seller of the Title Objection Notice, whether or not it will endeavor to eliminate such Unpermitted Exceptions. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Seller shall not under any circumstance be required or obligated to cause the cure or removal of any Unpermitted Exception including, without limitation, to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any Unpermitted Exception or to arrange for title insurance insuring against enforcement of such Unpermitted Exception against, or collection of the same out of, the Property, notwithstanding that Seller may have attempted to do so, or may have obtained an adjournment of the Scheduled Closing Date for such purpose; provided, however, notwithstanding the foregoing, Seller shall (x) satisfy any mortgage or deed of trust placed on the Property by Seller, and (y) use commercially reasonable efforts to cause the removal (by bonding or otherwise) of other monetary liens encumbering the Property in an amount not to exceed $150,000 in the aggregate.

(c) In the event that Seller is unable, or elects not, to eliminate all Unpermitted Exceptions in accordance with the provisions of this Section 4.1.1, or to arrange for title insurance, without special premium to Purchaser, insuring against enforcement of such Unpermitted Exceptions against, or collection of the same out of, the Property, and to convey title to the Property in accordance with the terms of this Agreement on or before the Closing Date (whether or not the Closing is adjourned as provided in Section 4.1.1(b)), Seller shall notify Purchaser that it elects not to remove the same, in which event Purchaser shall have the right, as its sole remedy for such election of Seller, by delivery of written notice to Seller within three (3) Business Days following receipt of notice from Seller of its election not to remove such Unpermitted Exceptions, to either (i) terminate this Agreement by written notice delivered to Seller (in which event Escrowee shall return the Deposit to Purchaser and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement), or (ii) accept title to the Property subject to such Unpermitted Exception(s) without an abatement in or credit against the Purchase Price. The failure of Purchaser to deliver timely any written notice of election under this Section 4.1.1(c) shall be conclusively deemed to be an election under clause (ii) above.

(d) If, on the Closing Date, there are any liens or encumbrances that Seller is obligated to discharge under this Agreement, Seller shall have the right (but not the obligation) to either (i) arrange, at Seller’s cost and expense, for affirmative title insurance or special endorsements reasonably acceptable to Purchaser insuring against enforcement of such liens or encumbrances against, or collection of the same out of, the Property, or (ii) use any portion of the Purchase Price to pay and discharge the same, either by way of payment or by alternative manner reasonably satisfactory to the Title Company, and the same shall not be deemed to be Unpermitted Exceptions.

4.1.2 Permitted Exceptions to Title. The Property shall be sold and conveyed subject to the following exceptions to title (the “Permitted Exceptions”):

(a) any state of facts that an accurate survey may show;

(b) those matters specifically set forth on Exhibit C attached hereto and made a part hereof;

(c) all laws, ordinances, rules and regulations of the United States, the State of Illinois, or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Property (each, a “Governmental Authority”), as the same may now exist or may be hereafter modified, supplemented or promulgated;

(d) all presently existing and future liens of real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not yet due and payable and are apportioned as provided in this Agreement;

(e) any other matter or thing affecting title to the Property that Purchaser shall have agreed or be deemed to have agreed to waive as an Unpermitted Exception;

(f) all violations of laws, ordinances, orders, requirements or regulations of any Governmental Authority applicable to the Property and existing on the Closing Date, whether or not noted in the records of or issued by any Governmental Authority; and

(g) all utility easements of record which do not interfere with the present use of the Property.

4.1.3 Survey. Seller shall cause to be delivered to Purchaser a survey of the Property prepared by a surveyor registered in the State of Illinois, certified by said surveyor to Purchaser and Seller as having been prepared in accordance with the minimum detail requirements of the ALTA land survey requirements.

4.2 Due Diligence Reviews. Except for title and survey matters (which shall be governed by the provisions of Section 4.1 above), Purchaser shall have until 5:00 p.m. (Eastern time) on September 21, 2007, TIME BEING OF THE ESSENCE (the period of time commencing upon the date hereof and continuing through and including such time on such date being herein called the “Due Diligence Period”) within which to perform and complete all of Purchaser’s due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, including all leases and service contracts, and all physical, environmental and compliance matters and conditions respecting the Property (collectively, the “Investigations”), which Investigations shall at all times be subject to Purchaser’s compliance with the provisions of this Section 4.2. Seller shall provide Purchaser with reasonable access to the Property upon reasonable advance notice, shall endeavor to make the property manager of the Property available for an interview by Purchaser, and shall also promptly make available to Purchaser, at the offices of Seller and/or the property manager of the Property, access to such leases, service contracts, and other contracts and agreements with respect to the current operation of the Property in Seller’s possession as Purchaser shall reasonably request, all upon reasonable advance written notice; provided, however, in no event shall Seller be obligated to make available (1) any document or correspondence which would be subject to the attorney-client privilege; (2) any document or item which Seller is contractually or otherwise bound to keep confidential; (3) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (4) any internal memoranda, reports or assessments of Seller or Seller’s affiliates relating to Seller’s valuation of the Property; (5) appraisals of the Property whether prepared internally by Seller or Seller’s affiliates or externally; or (6) any documents which Seller considers confidential or proprietary. Any entry upon the Property and all Investigations shall be made or performed during Seller’s normal business hours and at the sole risk and expense of Purchaser, and shall not interfere with the activities on or about the Property of Seller, its tenants and their employees and invitees. Purchaser shall:

(a) promptly repair any damage to the Property resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Property used for such Investigations so that the Property shall be in the same condition that it existed in prior to such Investigations;

(b) fully comply with all laws applicable to the Investigations and all other activities undertaken in connection therewith;

(c) permit Seller to have a representative present during all Investigations undertaken hereunder;

(d) take all actions and implement all protections necessary to ensure that the Investigations and the equipment, materials, and substances generated, used or brought onto the Property in connection with the Investigations, pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other property of Seller or other persons;

(e) in the event this Agreement is terminated in accordance with the terms hereof, promptly furnish to Seller, at no cost or expense to Seller, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports (other than internal analysis and proprietary information of the Purchaser) relating to the Investigations which Purchaser shall obtain with respect to the Property;

(f) maintain or cause to be maintained, at Purchaser’s expense, a policy of commercial general liability insurance, with a broad form contractual liability endorsement and with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $5,000,000, insuring Purchaser, Seller, J.P. Morgan Investment Management Inc., and JPMorgan Chase Bank, N.A., as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) Purchaser’s and/or Purchaser’s Representatives’ (as hereinafter defined) entry upon the Property, (ii) any Investigations or other activities conducted thereon, and/or (iii) any and all other activities undertaken by Purchaser and/or Purchaser’s Representatives, all of which insurance shall be on an “occurrence form” and otherwise in such forms acceptable to Seller and with an insurance company acceptable to Seller, and deliver satisfactory evidence of such insurance policy to Seller prior to the first entry on the Property;

(g) not permit the Investigations or any other activities undertaken by Purchaser or Purchaser’s Representatives to result in any liens, judgments or other encumbrances being filed or recorded against the Property, and Purchaser shall, at its sole cost and expense, immediately discharge of record any such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished); and

(h) indemnify Seller and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Seller’s behalf or otherwise related to or affiliated with Seller (collectively, “Seller Related Parties”) and hold harmless Seller and Seller Related Parties from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements), suffered or incurred by Seller or any Seller Related Party and arising out of or in connection with (i) Purchaser’s and/or Purchaser’s Representatives’ entry upon the Property, (ii) any Investigations or other activities conducted thereon by Purchaser or Purchaser’s Representatives, (iii) any liens or encumbrances filed or recorded against the Property as a consequence of the Investigations and/or (iv) any and all other activities undertaken by Purchaser or Purchaser’s Representatives with respect to the Property. The foregoing indemnity shall not include any claims, demands, causes of action, losses, damages, liabilities, costs or expenses (including, without limitation, attorneys’ fees and disbursements) that result solely from the mere discovery, by Purchaser or Purchaser’s Representatives, of presently existing conditions on the Property during Investigations conducted pursuant to, and in accordance with, the terms of this Agreement.

Without limiting the foregoing, in no event shall Purchaser or Purchaser’s Representatives, without the prior written consent of Seller: (x) make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like), (y) contact any tenant or property manager of the Property unless Seller shall have scheduled and coordinated such tenant or property manager contact, and a representative of Seller shall be present at the time of such contact and/or (z) contact any Governmental Authority having jurisdiction over the Property unless in connection with zoning, use or violations matters relating to the Property and, prior to any formal meeting with or interview of any such Governmental Authority, Purchaser shall have provided at least two (2) Business Days prior notice to Seller notifying Seller of those Governmental Authorities with whom Purchaser desires to meet or interview and providing Seller the opportunity to be present at such meeting or interview.

The foregoing obligations shall survive the Closing or a termination of this Agreement.

4.2.1 Property Information and Confidentiality. All Information (as hereinafter defined) provided to Purchaser shall be subject to the following terms and conditions:

(a) Neither Seller nor any Seller Related Party makes any representation or warranty as to the truth, accuracy or completeness of the Information, or any other studies, documents, reports or other information provided to Purchaser hereunder and expressly disclaims any implied representations as to any matter disclosed or omitted.

(b) Purchaser agrees that, prior to Closing, neither Purchaser nor Purchaser’s Representatives shall, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, entity or association the Information, or any other knowledge or information acquired by Purchaser or Purchaser’s Representatives from Seller, any Seller Related Party or by Purchaser’s own inspections and investigations, other than matters that were in the public domain at the time of receipt by Purchaser or Purchaser’s Representatives. Without the other party’s prior written consent, neither Seller nor Purchaser shall disclose, and Seller shall direct Seller’s Representatives and Purchaser shall direct Purchaser’s Representatives not to disclose, to any person, entity or association any of the terms, conditions or other facts with respect to this Agreement, including, without limitation, the status hereof, and shall not market or offer the Property for sale. Notwithstanding the foregoing, (x) Purchaser may disclose such of the Information and its other reports, studies, documents and other matters generated by it, and (y) either party may disclose the terms of this Agreement provided that any such disclosure described in clauses (x) and (y) of this paragraph is (i) required by law or court order (provided prior written notice of such disclosure shall be provided to the other party), (ii) deemed necessary or desirable by Purchaser and is disclosed to Purchaser’s Representatives in connection with Purchaser’s Investigation and the transaction contemplated hereby or is disclosed to Seller’s Representatives, provided that those to whom such Information or the Agreement is disclosed are informed of the confidential nature thereof and agree(s) to keep the same confidential in accordance with the terms and conditions hereof. Notwithstanding the foregoing, nothing contained herein shall impair Purchaser’s (or its Permitted Assignee’s) right to disclose Information relating to the Property (a) to its lender, if any, (b) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its Permitted Assignees, (c) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any real estate investment trust (“REIT”) holding an interest (direct or indirect) in any Permitted Assignee of Purchaser, and (d) to any broker/dealers in such REIT’s broker/dealer network and any of such REIT’s investors, provided that in the case of clauses (b) and (d) in this sentence, those to whom such Information is disclosed are informed of the confidential nature thereof and agree(s) to keep the same confidential in accordance with the terms and conditions hereof.

(c) Purchaser shall indemnify and hold harmless Seller and all Seller Related Parties from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by Seller or any Seller Related Party and arising out of or in connection with a breach by Purchaser or Purchaser’s Representatives of the provisions of this Section 4.2.1.

(d) Purchaser and Purchaser’s Representatives shall use reasonable care to maintain in good condition all of the Information furnished or made available to Purchaser and/or Purchaser’s Representatives in accordance with this Section 4.2. In the event this Agreement is terminated, Purchaser and Purchaser’s Representatives shall promptly deliver to Seller all originals and copies of the Information in the possession of Purchaser and Purchaser’s Representatives.

(e) As used in this Agreement, the term “Information” shall mean any of the following: (i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof, including, without limitation, all leases and contracts furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, members, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, “Purchaser’s Representatives”), by Seller or any Seller Related Party or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents (other than proprietary information prepared by Purchaser) prepared or obtained by Purchaser or Purchaser’s Representatives containing or based on, in whole or in part, the information or documents described in the preceding clause (i), the Investigations, or otherwise reflecting their review or investigation of the Property.

(f) In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser’s Representatives in order to enforce the provisions of this Section 4.2.1.

(g) Notwithstanding any terms or conditions in this Agreement to the contrary, no conditions of confidentiality within the meaning of Section 6111(d) of the Code (as hereinafter defined) or the Treasury Regulations promulgated under Section 6011 of the Code are intended, and the parties hereto are expressly authorized to disclose every U.S. federal income tax aspect of any transaction covered by this Agreement with any and all persons, without limitation of any kind.

(h) The provisions of this Section 4.2.1 shall survive the Closing or a termination of this Agreement.

4.2.2 Termination Right. If, on or before the expiration of the Due Diligence Period, based upon the Investigations and/or the Information, Purchaser shall determine (in its sole and absolute discretion) that it no longer intends to acquire the Property for any reason, then Purchaser shall promptly notify Seller of such determination in writing on or before 5:00 p.m. (Eastern time) on the date that the Due Diligence Period shall expire (such notice being herein called the “Termination Notice”), whereupon the Deposit shall be promptly returned to Purchaser, and this Agreement and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement). In the event that Purchaser shall fail to deliver the Termination Notice to Seller on or before 5:00 p.m. (Eastern time) on the date that the Due Diligence Period shall expire, Purchaser shall be deemed to have agreed that the foregoing matters are acceptable to Purchaser and that it intends to proceed with the acquisition of the Property without a reduction in, or an abatement in or credit against, the Purchase Price (and, thereafter, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 4.2.2).

4.3 Tenant Estoppel Certificates; SNDA. (a) No later than five (5) Business Days after the date of this Agreement, Seller shall send (or cause to be sent) to Purchaser, for Purchaser’s written approval, completed estoppel certificates (each, a “Tenant Estoppel Certificate”, and collectively, the “Tenant Estoppel Certificates”) for all of the tenants at the Property, which Tenant Estoppel Certificates shall be substantially in the form attached hereto and made a part hereof as Exhibit D. Purchaser shall thereafter have two (2) Business Days to review and approve such completed Tenant Estoppel Certificates, provided that Purchaser’s failure to respond within such two (2) Business Day period shall be deemed Purchaser’s approval of the form thereof. It shall be a condition precedent to Purchaser’s obligation to consummate the transactions contemplated by this Agreement that Purchaser receive Tenant Estoppel Certificates, dated not earlier than 60 days prior to the Closing, from enough of the tenants under the Leases so that the Tenant Estoppel Certificates received by Purchaser at the Closing cover in the aggregate at least 80% of the net leased square footage of the Improvements. Such Tenant Estoppel Certificates are to be in the form of Exhibit D or such other form as is specified in the applicable Lease, without any material changes, exceptions or qualifications, provided that any Tenant Estoppel Certificate shall be accepted as long as it (i) does not indicate the continuing existence of an actual default of the tenant or of Seller as landlord under the applicable Lease (other than minor technical or de minimis breaches), (ii) confirms the rent and any other monthly payments under the applicable Lease and (iii) does not indicate any conflict with, and does not contain any information contradictory to, the terms and conditions of the applicable Lease (other than minor technical or de minimis conflicts or contradictions).

(b) Upon the written request of Purchaser after the expiration of the Due Diligence Period, Seller shall deliver to tenants at the Property the form of subordination, non-disturbance and attornment agreement required by Purchaser’s lender (“SNDA”); provided, however, that it shall not be a condition to Closing that Seller obtain any SNDA and Seller’s failure to obtain any SNDA shall in no instance constitute a default by Seller under this Agreement.

4.4 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to (a) the performance and observance by Seller of all covenants, warranties and agreements of this

Agreement to be performed or observed by Seller prior to or on the Closing Date, (b) all of the representations and warranties of Seller contained in this Agreement being true and correct in all material respects, (c) Seller having obtained all consents and approvals, if any, required for the consummation of the transactions contemplated by this Agreement, (d) the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Purchaser specifically enumerated in this Agreement (including, without limitation, receipt of Tenant Estoppel Certificates as set forth in Section 4.3), any or all of which may be waived by Purchaser in its sole discretion, and (e) Seller shall have delivered to Purchaser either (x) a certificate (the “Clearance”) from the Illinois Department of Revenue (“IDR”) stating that no assessed but unpaid tax, penalties or interest are due under 35 ILCS 5/902(d) and 35 ILCS 120/5j (collectively, the “Acts”), (y) a notice (such notice as the same may be revised, the “Withholding Notice”) from IDR setting forth the amount to be withheld by Purchaser from the amount due Seller at the Closing to pay any taxes that may be due under the Acts (the “Withheld Amount”) or (z) a certificate issued by Seller whereby Seller agrees to indemnify, protect, and hold Purchaser harmless against and from any and all actual liabilities, penalties, or late charges which may be imposed upon or incurred by Purchaser as a result of Seller’s failure to pay any taxes required by the Acts in connection with sale of the Property. Any such indemnity shall expire immediately upon the delivery by Seller to Purchaser of the Clearance.

If Seller delivers the Withholding Notice to Purchaser, then at the Closing the Withheld Amount shall be withheld from the amount due Seller at the Closing and shall be deposited with Escrowee. If IDR issues a subsequent Withholding Notice to Seller after the Closing that all or any part of the Withheld Amount is due and payable to IDR, Seller shall deliver a copy of such Withholding Notice to Purchaser and Escrowee, and unless IDR issues the Clearance within 90 days after the Closing, Escrowee shall disburse to IDR the Withheld Amount indicated on the last Withholding Notice issued by IDR prior to the expiration of such 90-day period and disburse to Seller any excess Withheld Amount being held by Escrowee. Seller shall be obligated to pay any amount due IDR in excess of the Withheld Amount and Seller shall indemnify and hold harmless Purchaser from any unpaid tax, penalties or interest due under the Acts. If IDR issues the Clearance to Seller after the Closing but prior to disbursement in accordance with the terms of this paragraph, Seller shall deliver a copy of such Clearance to Purchaser and Escrowee, and upon Seller’s sole direction Escrowee shall disburse the Withheld Amount to Seller provided Escrowee notifies Purchaser of its intent to disburse the Withheld amount to Seller no less than two (2) Business Days prior to such disbursement. If the Clearance is not delivered on or prior to the Closing, the provisions of this paragraph shall survive the Closing until the earlier of (x) delivery to Seller and Purchaser of a copy of the Clearance, or (y) disbursement by Escrowee of the Withheld Amount indicated on the last Withholding Notice issued by IDR prior to the expiration of 90-day period after the Closing.

4.5 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the performance and observance by Purchaser of all covenants and agreements of this Agreement to be performed or observed by Purchaser prior to or on the Closing Date and the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Seller specifically set forth in this Agreement, any or all of which may be waived by Seller in its sole discretion.

5. Closing. The closing (the “Closing”) of the sale and purchase contemplated herein shall occur no later than 1:00 p.m. (NY time) on or before October 11, 2007 (the “Scheduled Closing Date”), TIME BEING OF THE ESSENCE with respect to Purchaser’s obligation to close on such date, at the offices of Escrowee through an escrow and pursuant to escrow instructions consistent with the terms of this Agreement and otherwise mutually satisfactory to Seller and Purchaser (the date on which the Closing shall occur being herein referred to as the “Closing Date”). The Closing shall constitute approval by each party of all matters to which such party has a right of approval and a waiver of all conditions precedent. Notwithstanding the foregoing, Purchaser may postpone the Closing for up to fifteen (15) days after the Scheduled Closing Date (but in no event past October 26, 2007 which shall become the new Scheduled Closing Date), provided that no later than October 5, 2007 (i) Purchaser deposits an additional $1,000,000 with the Escrowee as provided in Section 3.2, and (ii) Seller receives Purchaser’s written notice of its election to exercise this option. Time is of the essence for all of the dates in this Section 5.

5.1 Seller Deliveries. At the Closing, each of Phase I and Phase II shall, with respect to the portion of the Property owned by such party (as applicable), deliver or cause to be delivered to Purchaser or to the Escrowee, as the case may be, the following items executed and acknowledged by such party, as appropriate:

(a) a deed (the “Deed”) in the form attached hereto and made a part hereof as Exhibit E.

(b) an assignment (the “Assignment and Assumption of Leases”) of all right, title and interest of such party under the Leases (to the extent assignable) which are in effect on the Closing Date, without recourse, representation or warranty, in the form attached hereto and made a part hereof as Exhibit F, which shall include Purchaser’s assumption of such party’s obligations under the Leases accruing from and after the Closing Date.

(c) a bill of sale (the “Bill of Sale”) in the form attached hereto and made a part hereof as Exhibit G.

(d) a certification of non-foreign status in the form attached hereto and made a part hereof as Exhibit H.

(e) an assignment (the “Assignment and Assumption of Contracts”) of all right, title and interest of such party under the Contracts (to the extent assignable) which are in effect on the Closing Date and to which such party is a party, without recourse, representation or warranty, in the form attached hereto and made a part hereof as Exhibit I, which shall include Purchaser’s assumption of such party’s obligations under the Contracts accruing from and after the Closing Date.

(f) all existing surveys, blueprints, drawings, plans and specifications for or with respect to the Property or any part thereof, to the extent the same are in Seller’s possession.

(g) all keys to the Improvements, to the extent the same are in Seller’s possession.

(h) all Leases in effect on the Closing Date, to the extent the same are in Seller’s possession.

(i) all Contracts that shall remain in effect after the Closing, to the extent the same are in Seller’s possession.

(j) all applicable transfer tax forms, if any.

(k) such further instruments as may be necessary to record the Deed.

(l) notices to the tenants under the Leases (each, a “Tenant Notice”, and collectively, the “Tenant Notices”) in the form attached hereto and made a part hereof as Exhibit J, advising such tenants of the sale of the Property to Purchaser and directing them to make all payments to Purchaser or its designee, which Tenant Notices Purchaser shall, at Purchaser’s sole cost and expense, either mail by certified mail return receipt requested or hand-deliver to each applicable tenant.

(m) evidence reasonably satisfactory to the Title Company respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered hereunder.

(n) an owner’s affidavit in the form attached hereto and made a part hereof as Exhibit K.

(o) either (x) a satisfaction and waiver of lien executed by the Broker (as hereinafter defined) in the form attached hereto and made a part hereof as Exhibit L (a “Broker Lien Waiver”), or (y) such other documents and evidence as the Title Company may reasonably require in order to insure Purchaser’s title to the Property free and clear of any claim or right to lien under the Illinois Commercial Real Estate Broker Lien Act, as amended from time to time, for broker commissions in connection with the consummation of the transactions contemplated by this Agreement.

(p) a satisfaction and waiver of lien executed by Property Manager (as hereinafter defined) in the form attached hereto and made a part hereof as Exhibit M.

5.2 Purchaser Deliveries. At the Closing, Purchaser shall, with respect to each portion of the Property owned by Phase I and Phase II (as applicable), deliver or cause to be delivered to Seller or to the Escrowee, as the case may be, the following items executed and acknowledged by Purchaser, as appropriate:

(a) payment of the Purchase Price to be made in accordance with Section 3 above.

(b) the Assignment and Assumption of Leases.

(c) the Assignment and Assumption of Contracts.

(d) all applicable transfer tax forms, if any.

(e) such further instruments as may be necessary to record the Deed.

(f) the Tenant Notices.

(g) evidence reasonably satisfactory to Seller and the Title Company respecting the due organization of Purchaser and the due authorization and execution by Purchaser of this Agreement and the documents required to be delivered hereunder.

5.3 Closing Costs. Purchaser shall pay (a) transfer taxes of the City of Schaumburg payable in connection with the transactions contemplated herein, (b) all premiums and charges of the Title Company in excess of the premium for the standard form Owner’s Policy (excluding additional endorsements) payable by Seller, (c) all recording charges payable in connection with the recording of the Deed, (d) one-half (1/2) of the costs of Escrowee and (e) all fees, costs or expenses in connection with Purchaser’s due diligence reviews hereunder. Seller shall pay (i) transfer taxes of the State of Illinois and the County of Cook payable in connection with the transactions contemplated herein, (ii) the title insurance premium for the standard form Owner’s Policy (excluding additional endorsements), (iii) the costs of any survey (or an update thereto) and (iv) one-half (1/2) of the costs of Escrowee. Any other closing costs shall be allocated in accordance with local custom. Except as expressly provided in the indemnities set forth in this Agreement, Seller and Purchaser shall pay their respective legal, consulting and other professional fees and expenses incurred in connection with this Agreement and the transaction contemplated hereby and their respective shares of prorations as hereinafter provided. The provisions of this Section 5.3 shall survive the Closing or a termination of this Agreement.

5.4 Prorations.

5.4.1 The following shall be prorated between Seller and Purchaser as of 12:01 a.m. on the Closing Date (on the basis of the actual number of days elapsed over the applicable period):

(a) General real estate taxes and other state or city taxes, charges and assessments affecting the Property for the 2006 tax year (payable in calendar year 2007), which are not yet due and payable shall be prorated on a “cash” basis based on (i) the actual final real estate tax bill if available, or (ii) if not available, the final real estate tax bill for the 2005 tax year subject to reproration promptly upon issuance of the actual final real estate tax for the 2006 tax year; such proration shall include appropriate adjustments for any amounts contributed, payable, reimbursable or paid by tenants at the Property in connection with the period prior to Closing such that Seller shall receive a credit for taxes to be paid by each tenant at the Property after Closing in connection with the period prior to Closing. There shall be no proration or credit for general real estate taxes and other state or city taxes, charges and assessments affecting the Property for the 2007 tax year (payable in calendar year 2008). In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date or from any change in the land usage of the Property.

(b) All water charges, sewer rents and vault charges on the Property on the basis of the fiscal year for which assessed.

(c) Subject to this Section 5.4.1(b), all fixed rent and regularly scheduled items of additional rent under the Leases, and other tenant charges if, as and when received. Seller shall deliver or provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all refundable cash security deposits (to the extent the foregoing were made by tenants under the Leases and are not applied or forfeited prior to the Closing Date) to Purchaser on the Closing Date. Seller shall deliver to Purchaser at Closing any security deposits which are held in the form of letters of credit and shall cooperate with Purchaser in causing such letters of credit to be transferred to Purchaser. Rents which are delinquent as of the Closing Date shall not be prorated on the Closing Date. Purchaser shall include such delinquencies in its normal billing and shall diligently pursue the collection thereof in good faith after the Closing Date (but Purchaser shall not be required to litigate or declare a default in any Lease). To the extent Purchaser receives rents on or after the Closing Date, such payments shall be applied first toward the rents for the month in which the Closing occurs, second to the rents that shall then be due and payable to Purchaser, third to the rents for the month preceding the month in which the Closing occurs, and fourth to any delinquent rents owed to Seller, with Seller’s share thereof being held by Purchaser in trust for Seller and promptly delivered to Seller by Purchaser. Purchaser may not waive any delinquent rents nor modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent, which consent may be given or withheld in Seller’s sole and absolute discretion. Seller hereby reserves the right to pursue any remedy against any tenant owing delinquent rents and any other amounts to Seller (but shall not be entitled to terminate any lease or any tenant’s right to possession), which right shall include the right to continue or commence legal actions or proceedings against any tenant. Delivery of the Assignment and Assumption of Leases shall not constitute a waiver by Seller of such right, and such right shall survive the Closing. Purchaser shall reasonably cooperate with Seller in any collection efforts hereunder (but shall not be required to litigate or declare a default under any Lease). With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.

(d) All operating expenses.

(e) Value of building supplies stored at the Property, at Seller’s cost, including any taxes, on the basis of a statement from Seller’s supplier.

(f) Charges and payments under Contracts or permitted renewals or replacements thereof assigned to Purchaser pursuant to the Assignment and Assumption of Contracts.

(g) Any prepaid items, including, without limitation, fees for licenses which are transferred to Purchaser at the Closing and annual permit and inspection fees.

(h) Utilities, including, without limitation, telephone, steam, electricity and gas, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings.

(i) Deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with the Property if the same are assigned to Purchaser at the Closing, which shall be credited in their entirety to Seller.

(j) Personal property taxes, if any, on the basis of the fiscal year for which assessed.

(k) Permitted administrative charges, if any, on those tenants’ security deposits transferred by Seller pursuant to the Assignment and Assumption of Leases.

(l) Such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Property and located in the State of Illinois.

5.4.2 If any of the items described in Section 5.4.1 hereof cannot be apportioned at the Closing because of the unavailability of information as to the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable; provided that (i) with the exception of any item required to be apportioned pursuant to Section 5.4.1(a), (b), (c) or (h), neither party shall have the right to request apportionment or reapportionment of any such item at any time following the one hundred eightieth (180th) day after the Closing Date and (ii) with respect to the items required to be apportioned pursuant to Section 5.4.1(a), (b), (c) or (h), neither party shall have the right to request apportionment or reapportionment of any such item at any time following the one (1) year anniversary of the Closing Date.

5.4.3 Seller shall be given a credit for any payments Seller shall have made as of the Closing Date, in good faith and in the ordinary course of business, in respect of the capital expenditures described on Exhibit N attached hereto and made a part hereof. Purchaser shall assume all liability for such capital expenditures as of the Closing, other than the amount of any payment made by Seller in connection such capital expenditures for which Seller receives a credit under this Section 5.4.3 in connection with the Closing.

5.4.4 Seller shall be given a credit for costs and expenses incurred by Seller in connection with any new Leases or modifications to any existing Leases entered into after the date hereof in accordance with the terms and conditions set forth in Section 7.2.3(a) of this Agreement to the extent that such costs and expenses are either disclosed to Purchaser prior to the expiration of the Due Diligence Period or otherwise approved by Purchaser.

5.4.5 Purchaser shall be given a credit for any unpaid tenant improvement costs, leasing commissions or other leasing costs listed on Exhibit O attached hereto and made a part hereof.

5.4.6 Purchaser shall be given a credit for any unpaid amounts payable in connection with the contracts listed on Exhibit P attached hereto and made a part hereof.

5.4.7 Purchaser shall be given a credit for any lease termination payment paid by Lincoln National Life Insurance Company pursuant to its Lease and received by Seller prior to the Closing; Purchaser shall be entitled to receive and retain any such lease termination payment paid by such tenant after the Closing.

5.4.8 Purchaser shall be given a credit (the “Free Rent Credit”) in an amount equal to the sum of any remaining free rent under the Free Rent Leases (as defined herein) less $200,000. “Free Rent Leases” mean those certain Leases (as such Leases exist on the date hereof) for the following specified space in the Property with (i) RidgeStone Financial, Inc. (Suites 140 and 150), (ii) Optimus Solutions, LLC (Suite 250), (iii) Magma Foundry Technologies, Inc. (Suites 425 and 475) and (iv) Catalina Marketing (Suite 300). If the Closing occurs on the Scheduled Closing Date, the Free Rent Credit would equal $378,769.

5.4.9 The provisions of this Section 5.4 shall survive the Closing.

6. Condemnation or Destruction of Property. In the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings or condemnation or any of the improvements on the Property are damaged or destroyed by fire or other casualty, Seller shall have no obligation to restore, repair or replace any portion of the Property or any such damage or destruction. Seller shall, at the Closing, assign to Purchaser all of Seller’s interest in all awards or other proceeds for such taking by eminent domain or condemnation or the proceeds of any insurance collected by Seller for such damage or destruction (unless Seller shall have repaired such damage or destruction prior to the Closing and except to the extent any such awards, proceeds or insurance are attributable to lost rents or items applicable to any period prior to the Closing), less the amount of all costs incurred by Seller in connection with the repair of such damage or destruction or collection costs of Seller respecting any awards or other proceeds for such taking by eminent domain or condemnation or any uncollected insurance proceeds which Seller may be entitled to receive from such damage or destruction, as applicable. In connection with any assignment of awards, proceeds or insurance hereunder, Seller shall credit Purchaser with an amount equal to the applicable deductible amount under Seller’s insurance (but not more than the amount by which the cost, as of the Closing Date, to repair the damage is greater than the amount of insurance proceeds assigned to Purchaser); provided, however, if the amount of the damage (as determined by an independent third party contractor or engineer selected by Seller and reasonably approved by Purchaser) or the amount of condemnation award shall exceed the sum of $13,930,000, Purchaser shall have the right to terminate this Agreement by notice to Seller given within ten (10) days after notification to Purchaser of the estimated amount of damages or the determination of the amount of any condemnation award whereupon the Deposit shall be promptly returned to Purchaser, and this Agreement and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement). The parties hereby waive the provisions of any statute which provides for a different outcome or treatment in the event of a casually or a condemnation or eminent domain proceeding.

7. Representations, Warranties and Covenants.

7.1 Representations, Warranties and Covenants of Seller.

7.1.1 Representations and Warranties of Seller. Subject to the provisions of this Section 7.1.1, Seller hereby represents to Purchaser that, as of the date of this Agreement:

(a) Leases. Seller has no knowledge of any leases, licenses or other occupancy agreements to which Seller is a party or is bound affecting any portion of the Property which will be in force on the Closing Date other than the Leases. As used herein, “Leases” shall be deemed to mean, collectively, (i) the leases described on Exhibit R attached hereto and made a part hereof (the “Lease Exhibit”) and (ii) the leases entered into in accordance with this Agreement. To the best of Seller’s knowledge, as of the date of this Agreement (x) the Leases are in full force and effect and have not been amended except as set forth in the Lease Exhibit, and (y) the Lease Exhibit is true and correct in all material respects.

(b) Litigation. To the best of Seller’s knowledge, there is no material pending or threatened litigation or condemnation action against the Property or against Seller with respect to the Property as of the date of this Agreement.

(c) No Insolvency. Seller is not a debtor in any state or federal insolvency, bankruptcy, receivership proceeding.

(d) Non-Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code, as amended (the “Code”).

(e) Contracts. Seller has not entered into any service or equipment leasing contracts relating to the Property which will be in force after the Closing, except for the Contracts. As used in this Agreement, the “Contracts” shall be deemed to mean, collectively, (i) the contracts described on Exhibit S attached hereto and made a part hereof, (ii) contracts which are cancelable on thirty (30) days notice or less without premium or penalty, and (iii) contracts entered into by Seller which Seller is permitted to enter into in accordance with this Agreement.

(f) Lease Brokerage Agreements; Leasing Commission Agreements. As of the date hereof, Seller has not entered into any lease brokerage agreements or lease commission agreements other than as described on Exhibit T attached hereto and made a part hereof or in the Leases that shall be binding upon Purchaser following Closing.

(g) Due Authority. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are, or on the Closing Date will be, duly authorized, executed and delivered by and are binding upon Seller.

Each of Phase I and Phase II is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do all things required of it under this Agreement.

(h) Violations. To the best of Seller’s knowledge, Seller has not received written notice from any Governmental Authority of any material violation at the Property of laws, ordinances, rules, or administrative or judicial orders affecting the Property which violation occurred during Seller’s ownership of the Property and remains uncured in any material respect.

(i) Property Manager. To the best of Seller’s knowledge, CB Richard Ellis, Inc. (“Property Manager”) is the sole agent engaged by or on behalf of Seller to manage and/or lease the Property.

Notwithstanding and without limiting the foregoing, (i) if any of the representations or warranties of Seller that survive Closing contained in this Agreement or in any document or instrument delivered in connection herewith are materially false or inaccurate, or Seller is in material breach or default of any of its obligations under this Agreement that survive Closing, and Purchaser nonetheless closes the transactions hereunder and purchases the Property, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon the Closing) in the event that either (x) on or prior to Closing, Purchaser shall have had actual knowledge of the false or inaccurate representations or warranties or other breach or default, or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or other breach or default was contained in any of the Information furnished or made available to or otherwise obtained by Purchaser, and (ii) to the extent the copies of the Leases, the Contracts or any other Information furnished or made available to or otherwise obtained by Purchaser prior to the expiration of the Due Diligence Period contain provisions or information that are inconsistent with the foregoing representations and warranties, Seller shall have no liability or obligation respecting such inconsistent representations or warranties (and Purchaser shall have no cause of action or right to terminate this Agreement with respect thereto), and such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to such Leases, Contracts and other Information.

References to the “knowledge”, “best knowledge” and/or “actual knowledge” of Seller or words of similar import shall refer only to the current actual (as opposed to implied or constructive) knowledge of Kimberly A. Adams and Michael J. Winter and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any parent, subsidiary or affiliate of Seller or to any other officer, agent, manager, representative or employee of Seller or to impose upon Kimberly A. Adams or Michael J. Winter any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Notwithstanding anything to the contrary contained in this Agreement, neither Kimberly A. Adams nor Michael J. Winter shall have any personal liability hereunder. The provisions of this Section 7.1.1 shall survive the Closing for a period of one hundred eighty (180) days.

7.1.2 GENERAL DISCLAIMER. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS” ,”WHERE IS,” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY (INCLUDING THE CONDITION OF THE SOIL OR THE IMPROVEMENTS), THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR AFFECTING THE PROPERTY), THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING THE PROPERTY), THE FINANCIAL CONDITION OF THE PROPERTY OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF. PURCHASER ACKNOWLEDGES THAT, DURING THE DUE DILIGENCE PERIOD, PURCHASER WILL EXAMINE, REVIEW AND INSPECT ALL MATTERS WHICH IN PURCHASER’S JUDGMENT BEAR UPON THE PROPERTY AND ITS VALUE AND SUITABILITY FOR PURCHASER’S PURPOSES. EXCEPT AS TO MATTERS SPECIFICALLY SET FORTH IN THIS AGREEMENT: (A) PURCHASER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY, AND (B) WITHOUT LIMITING THE FOREGOING, PURCHASER WAIVES ANY RIGHT IT OTHERWISE MAY HAVE AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SEEK DAMAGES FROM SELLER IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE PROPERTY, THE FOREGOING WAIVER SHALL NOT BE APPLICABLE TO PURCHASER’S RIGHT TO IMPLEAD OR OTHERWISE SEEK JOINDER OF SELLER SOLELY WITH RESPECT TO ANY CLAIMS BROUGHT AGAINST PURCHASER BY A THIRD PARTY UNAFFILIATED WITH PURCHASER RELATING TO HAZARDOUS MATERIALS DISPOSED OF OR RELEASED IN, ON OR UNDER THE PROPERTY DURING SELLER’S PERIOD OF OWNERSHIP OF THE PROPERTY AND FOR WHICH SELLER SHALL BE LIABLE UNDER ANY STATUTE CONCERNING LIABILITY FOR CONTAMINATION BY HAZARDOUS MATERIALS. FURTHERMORE, THIS WAIVER SHALL NOT BE APPLICABLE TO ANY CLAIMS ARISING OUT OF THE EXPRESS COVENANTS, REPRESENTATIONS, OR WARRANTIES SET FORTH IN THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 7.1.2 SHALL SURVIVE THE CLOSING.

7.2 Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement in accordance with the terms and conditions of this Agreement:

7.2.1 Seller shall maintain the Property in substantially the same manner as prior hereto pursuant to Seller’s normal course of business (such as maintenance obligations but not including extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Seller.

7.2.2 Subject to the terms set forth in this Section 7.2.2, Seller may cancel, modify, extend, renew or permit the expiration of contracts or enter into any new service contract without Purchaser’s consent and shall provide copies of same entered into between the date of this Agreement and the expiration of the Due Diligence Period to Purchaser no later than one (1) Business Day prior to the expiration of the Due Diligence Period. After the expiration of the Due Diligence Period, Seller shall not modify, extend, renew or cancel (except as a result of a default by the other party thereunder) or enter into any additional service contracts or other similar agreements without the prior consent of Purchaser, which consent may be withheld in Purchaser’s sole and absolute discretion; provided, however, that Purchaser’s consent may not be unreasonably withheld if such contract is cancelable upon not more than thirty (30) days notice and Purchaser’s consent shall be deemed to have been given as to such contract unless Purchaser disapproves a request for consent within one (1) Business Day following Seller’s request therefor.

7.2.3

(a) Subject to the terms set forth in this Section 7.2.3(a) and the prorations set forth in Section 5.4.4, Seller shall have the right to continue to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business, and no later than five (5) Business Days prior to the expiration of the Due Diligence Period shall provide to Purchaser copies of any new leases with respect to the Property entered into between the date of this Agreement and the expiration of the Due Diligence Period, and, upon request, shall keep Purchaser reasonably informed as to the status of leasing prior to the Closing Date. After the expiration of the Due Diligence Period, Seller shall not offer the Property for lease without the prior consent of Purchaser, which consent may be withheld in Purchaser’s sole and absolute discretion.

(b) Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Property or any part thereof by any tenant. The removal of a tenant whether by summary proceedings or otherwise prior to the Closing Date shall not give rise to any claim on the part of Purchaser. Further, Purchaser agrees that it shall not be grounds for Purchaser’s refusal to close this transaction that any tenant is a holdover tenant or in default under its Lease on the Closing Date and Purchaser shall accept title subject to such holding over or default without an abatement in or credit against the Purchase Price.

7.2.4 Subject to the terms set forth in this Section 7.2.4, Seller may enter into, amend, modify or terminate any encumbrance or other covenant or restriction affecting the Property without Purchaser’s consent and shall provide copies of same entered into between the date of this Agreement and the expiration of the Due Diligence Period to Purchaser no later than one (1) Business Day prior to the expiration of the Due Diligence Period. After the expiration of the Due Diligence Period, Seller shall not amend, modify or terminate any encumbrance or other covenant or restriction affecting the Property (except as a result of a default by the other party thereunder) without the prior consent of Purchaser, which consent may be withheld in

Purchaser’s sole and absolute discretion; provided, however, Purchaser’s consent shall not be required if such encumbrance or other covenant or restriction is cancelable upon not more than thirty (30) days notice.

7.2.5 Seller will use commercially reasonable efforts keep in force and effect with respect to the Property the insurance policies currently carried by Seller or policies providing similar coverage through the Closing Date.

7.2.6 Within two (2) calendar days following the execution and delivery of this Agreement, Seller shall file a notice of sale of assets with IDR pursuant to the Acts.

7.2.7 Seller shall endeavor to have a Broker Lien Waiver executed by Broker prior to Closing.

7.3 Representations, Warranties and Covenants of Purchaser. Purchaser hereby represents and warrants to Seller that this Agreement and all agreements, instruments and documents herein provided to be executed or caused to be executed by Purchaser are, or on the Closing Date will be, duly authorized, executed and delivered by and are binding upon Purchaser. Purchaser is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to do all things required of it under this Agreement. The representations and warranties of Purchaser shall survive the Closing.

(a) The provisions of this Section 7.4 shall survive the Closing.

8. Indemnification and Release.

8.1 Due Diligence Indemnification by Purchaser. Purchaser shall hold harmless, indemnify and defend Seller and the Seller Related Parties from and against: (a) any and all third party claims for personal injury or property damage related to the Property or the ownership, operation or maintenance thereof and occurring on or after the Closing Date, (b) any and all loss, damage or third party claims in any way arising from Purchaser’s inspections or examinations of the Property prior to the Closing Date, including, without limitation, any Investigations made by Purchaser, and (c) all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Seller as a result of the foregoing.

8.2 RELEASE. EFFECTIVE AS OF THE CLOSING, PURCHASER SHALL BE DEEMED TO HAVE RELEASED SELLER AND ALL SELLER RELATED PARTIES FROM ALL CLAIMS WHICH PURCHASER OR ANY AGENT, REPRESENTATIVE, AFFILIATE, EMPLOYEE, DIRECTOR, OFFICER, PARTNER, MEMBER, SERVANT, SHAREHOLDER OR OTHER PERSON OR ENTITY ACTING ON PURCHASER’S BEHALF OR OTHERWISE RELATED TO OR AFFILIATED WITH PURCHASER (EACH, A “PURCHASER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, THE LEASES AND THE TENANTS THEREUNDER, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE

DESIGN OR CONSTRUCTION OF ALL OR ANY PORTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS, AND PURCHASER SHALL NOT LOOK TO SELLER OR ANY SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION, PROVIDED THAT THIS RELEASE SHALL NOT BE APPLICABLE TO PURCHASER’S RIGHT TO IMPLEAD OR OTHERWISE SEEK JOINDER OF SELLER SOLELY WITH RESPECT TO ANY CLAIMS BROUGHT AGAINST PURCHASER BY A THIRD PARTY UNAFFILIATED WITH PURCHASER RELATING TO HAZARDOUS MATERIALS DISPOSED OF OR RELEASED IN, ON OR UNDER THE PROPERTY DURING SELLER’S PERIOD OF OWNERSHIP OF THE PROPERTY AND FOR WHICH SELLER SHALL BE LIABLE UNDER ANY STATUTE CONCERNING LIABILITY FOR CONTAMINATION BY HAZARDOUS MATERIALS. FURTHERMORE, THIS RELEASE SHALL NOT BE APPLICABLE TO ANY CLAIMS ARISING OUT OF THE EXPRESS COVENANTS, REPRESENTATIONS, OR WARRANTIES SET FORTH IN THIS AGREEMENT THAT SHALL EXPRESSLY SURVIVE THE CLOSING.

8.3 Survival. The provisions of this Section 8 shall survive the Closing or earlier termination of this Agreement.

9. Remedies For Default and Disposition of the Deposit.

9.1 SELLER DEFAULTS. IF THE TRANSACTION HEREIN PROVIDED SHALL NOT BE CLOSED BY REASON OF SELLER’S DEFAULT UNDER THIS AGREEMENT, THEN PURCHASER SHALL HAVE, AS ITS EXCLUSIVE REMEDIES THE RIGHT TO EITHER (A) TERMINATE THIS AGREEMENT (IN WHICH EVENT THE DEPOSIT SHALL BE RETURNED TO PURCHASER, AND NEITHER PARTY HERETO SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER EXCEPT WITH RESPECT TO THOSE PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT), PURCHASER HEREBY WAIVING ANY RIGHT OR CLAIM TO DAMAGES FOR SELLER’S BREACH, OR (B) PROVIDED THE PURCHASE PRICE HAS BEEN DEPOSITED WITH ESCROWEE ON OR BEFORE THE SCHEDULED CLOSING DATE, SPECIFICALLY ENFORCE THIS AGREEMENT (BUT NO OTHER ACTION, FOR DAMAGES OR OTHERWISE, SHALL BE PERMITTED); PROVIDED THAT ANY ACTION BY PURCHASER FOR SPECIFIC PERFORMANCE MUST BE FILED, IF AT ALL, WITHIN THIRTY (30) DAYS OF SELLER’S DEFAULT, AND THE FAILURE TO FILE WITHIN SUCH PERIOD SHALL CONSTITUTE A WAIVER BY PURCHASER OF SUCH RIGHT AND REMEDY. IF PURCHASER SHALL NOT HAVE FILED AN ACTION FOR SPECIFIC PERFORMANCE WITHIN THE AFOREMENTIONED TIME PERIOD OR SO NOTIFIED SELLER OF ITS ELECTION TO TERMINATE THIS AGREEMENT, PURCHASER’S SOLE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT IN ACCORDANCE WITH CLAUSE (A) ABOVE.

9.2 PURCHASER DEFAULTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN SECTION 9.1, IN THE EVENT THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT SHALL NOT CLOSE ON ACCOUNT OF PURCHASER’S DEFAULT, THEN THIS AGREEMENT SHALL TERMINATE AND THE RETENTION OF THE DEPOSIT SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT; PROVIDED, HOWEVER, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO LIMIT SELLER’S RIGHTS OR DAMAGES UNDER ANY INDEMNITIES GIVEN BY PURCHASER TO SELLER UNDER THIS AGREEMENT. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY PURCHASER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF PURCHASER’S BREACH OR DEFAULT.

9.3 Disposition of Deposit. In the event the transaction contemplated by this Agreement shall close, the Deposit shall be applied as a partial payment of the Purchase Price.

10. SEC Reporting Requirements. For the period of time commencing on the date of this Agreement and continuing through the date that is 180 days after the Closing Date, Seller shall, from time to time, upon five days’ prior written notice from Purchaser, provide Purchaser and its outside third-party accountants (“Purchaser’s Accountants”) with access to such books, records and materials relating solely to the operations and financial results of the Property for the fiscal years that ended on December 31, 2004, December 31, 2005 and December 31, 2006 and for the nine months that end on September 30, 2007, as may be reasonably required to enable Purchaser and Purchaser’s Accountants to prepare property income statements in compliance with any or all of (i) Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the “Commission”), as applicable; (ii) any other rule issued by the Commission and applicable to Purchaser; and (iii) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Purchaser. The foregoing access right shall not include access to (a) books, records and documents of Seller relating to Seller’s organization, (b) agreements among its shareholders and (c) materials that are subject to the attorney-client privilege or which is attorney work product. All costs incurred as a result of Purchaser and Purchaser’s Accountants undertaking the foregoing activities shall be borne exclusively by Purchaser. All books, records and materials provided to Purchaser or Purchaser’s Accountants pursuant to this Section 10 shall be provided without representation or warranty as to accuracy or completeness or otherwise. All such activities described in this Section 10 shall be conducted at Seller’s or its agent’s place of business in a commercially reasonable fashion during normal business hours. This Section 10 shall survive the Closing for the time period set forth herein.

11. Miscellaneous.

11.1 Brokers.

11.1.1 Except as provided in Section 11.1.2 below, Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with the sale contemplated under this Agreement. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Seller shall indemnify, defend and hold harmless Purchaser from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Purchaser shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Purchaser. The indemnification obligations under this Section 11.1.1 shall survive the Closing or a termination of this Agreement.

11.1.2 If and only if the sale contemplated hereunder closes, Seller has agreed to pay a brokerage commission to CB Richard Ellis, Inc. (“Broker”) pursuant to a separate written agreement between Seller and Broker. Section 11.1.1 hereof is not intended to apply to leasing commissions incurred in accordance with this Agreement.

11.2 Limitation of Liability.

11.2.1 Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection herewith, if the Closing of the transaction contemplated hereunder shall have occurred, the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document or certificate executed or delivered in connection herewith) shall not exceed $1,000,000.00 in addition to any obligation of Seller to indemnify Purchaser pursuant to Sections 4.4 and 11.1 hereof.

11.2.2 No shareholder or agent of Seller, nor any Seller Related Parties, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

11.2.3 The provisions of this Section 11.2 shall survive the Closing or a termination of this Agreement.

11.3 Exhibits; Entire Agreement; Modification. All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of ) this Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes any and all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.

11.4 Business Days. Whenever any action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-Business Day, then such period (or date) shall be extended until the next succeeding Business Day. As used herein, the term “Business Day” shall be deemed to mean any day, other than a Saturday or Sunday, on which commercial banks in the State of New York or in the State of Illinois are not required or authorized to be closed for business.

11.5 Interpretation. Section headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to wit, that ambiguities in this Agreement should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement.

11.6 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois.

11.7 Successors and Assigns. Purchaser may not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Seller, which consent may be given or withheld in the sole and absolute discretion of Seller; provided that, in the event of such an assignment or transfer, the transferee shall assume in writing all of the transferor’s obligations hereunder (but Purchaser or any subsequent transferor shall not be released from obligations hereunder). Notwithstanding and without limiting the foregoing, no consent given by Seller to any transfer or assignment of Purchaser’s rights or obligations hereunder shall be deemed to constitute a consent to any other transfer or assignment of Purchaser’s rights or obligations hereunder and no transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties. Notwithstanding the foregoing, Purchaser shall have the right at the Closing, without Seller’s prior written consent but with prior written notice to Seller, to assign its rights and obligations under this Agreement to an entity that is wholly owned directly or indirectly by KBS Real Estate Investor Trust, Inc. and for which Purchaser or an affiliate of Purchaser acts as the investment advisor (a “Permitted Assignee”), provided that, in the event of such an assignment, (x) the Permitted Assignee shall assume in writing all of Purchaser’s obligations hereunder pursuant to an assignment and assumption agreement in form and content acceptable to Seller in the exercise of Seller’s reasonable judgment, (y) Seller shall receive an original of such assignment and assumption agreement signed by Purchaser and the Permitted Assignee, and (z) Purchaser shall remain liable jointly and severally with Permitted Assignee for all obligations and indemnifications hereunder notwithstanding such assignment. The provisions of this Section 11.7 shall survive the Closing.

11.8 Notices. All notices, requests or other communications which may be or are required to be given, served or sent by either party hereto to the other shall be deemed to have been properly given, if in writing and shall be deemed received (a) upon delivery, if delivered in person or by facsimile transmission, with receipt thereof confirmed by printed facsimile acknowledgment (with a confirmation copy delivered in person or by overnight delivery), (b) one (1) Business Day after having been deposited for next day overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the United States Postal Office and sent by registered or certified mail, postage paid, return receipt requested, and in each case, addressed as follows:

To Seller:

c/o J.P. Morgan Investment Management Inc.
227 W. Monroe, 27th Floor
Chicago, Illinois 60606
Attention: Kimberly A. Adams
Telephone: (312) 541-0249
Facsimile: (312) 541-2464

With a Copy To:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Peter J. Irwin, Esq.
Telephone: (212) 909-7469
Facsimile: (212) 909-6836

To Purchaser:

KBS Capital Advisors LLC
205 West Wacker, Suite 1000
Chicago, Illinois 60606
Attention: Mr. Bill Rogalla
Facsimile: (312) 726-6804
Telephone: (312) 379-3947

With a Copy To:

Jim Chiboucas, Esq.
KBS Capital Advisors LLC
4343 Von Karman Avenue, 3rd Floor
Newport Beach, California 92660
Facsimile: (949) 417-6555
Telephone: (949) 852-9472

With a Copy To:

Morgan, Lewis & Bockius LLP
5 Park Plaza
Suite 1750
Irvine, California 92614
Attention: L. Bruce Fischer, Esq.
Facsimile: (949) 399-7001
Telephone: (949) 399-7145

11.9 Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any other person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

11.10 Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction, and that such legal costs shall not be part of the closing costs.

11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

11.12 Effectiveness. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto.

11.13 No Implied Waivers. No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified in this Agreement for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

11.14 Discharge of Seller’s Obligations. Except as otherwise expressly provided in this Agreement, Purchaser’s acceptance of the Deeds shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller’s representations, warranties, covenants and agreements in this Agreement shall merge in the documents and agreements executed at the Closing and shall not survive the Closing, except and to the extent that, pursuant to the express provisions of this Agreement, any of such representations, warranties, covenants or agreements are to survive the Closing.

11.15 No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default hereunder.

11.16 Unenforceability. If all or any portion of any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision hereof, and such provision shall be limited and construed as if such invalid, illegal or unenforceable provision or portion thereof were not contained herein unless doing so would materially and adversely affect a party or the benefits that such party is entitled to receive under this Agreement.

11.17 Waiver of Trial by Jury. SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. The provisions of this Section shall survive the Closing.

11.18 Disclosure. Notwithstanding any terms or conditions in this Agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction. The provisions of this Section shall survive the Closing.

11.19 Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Code and any related reporting requirements of the Code, the parties hereto agree as follows:

(a) The Title Company (for purposes of this Section, the “Reporting Person”), by its execution hereof, hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Code.

(b) Seller and Purchaser each hereby agree:

(i) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(ii) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

(c) Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefore.

(d) The addresses for Seller and Purchaser are as set forth in Section 11.8 hereof, and the real estate subject to the transfer provided for in this Agreement is described in Exhibit A.

The provisions of this Section 11.19 shall survive the Closing.

11.20 Tax Reduction Proceedings. If Seller has heretofore filed applications for the reduction of the assessed valuation of the Property and/or instituted certiorari proceedings to review such assessed valuations for any tax years payable prior to the calendar year in which Closing herein occurs, Purchaser acknowledges and agrees that Seller shall have sole control of such proceedings, including the right to withdraw, compromise and/or settle the same or cause the same to be brought on for trial and to take, conduct, withdraw and/or settle appeals, and Purchaser hereby consents to such actions as Seller may take therein. Any tax savings or refund for any tax year or years payable prior to the calendar year in which Closing herein occurs shall belong solely to Seller. Any tax savings or refund for the tax year payable in the calendar year in which the Closing occurs shall be prorated between Seller and Purchaser after deduction of attorneys’ fees and other expenses related to the proceeding, including, without limitation, the retainer and fees paid or payable by Seller to the attorney representing Seller in any tax proceeding pending for the tax year payable in the calendar year in which the Closing occurs. Purchaser shall execute all consents, receipts, instruments and documents which may reasonably be requested in order to facilitate settling such proceeding and collecting the amount of any refund or tax savings. The provisions of this Section 11.20 shall survive the Closing.

11.21 Joint and Several Liability. Each of the obligations and liabilities of Phase I and Phase II under this Agreement shall be joint and several.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

WOODFIELD PRESERVE PHASE I LLC, a Delaware limited liability company

By:	Woodfield Preserve LLC,
a Delaware limited liability company, its sole member

	By:	Woodfield Preserve Realty Company LLC, a Delaware limited liability company, its sole member

		By:	Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, N.A., its sole member

			By:	JPMorgan Chase Bank, N.A., as Trustee

				By:	/s/ Authorized Signatory
Name:
Title:

[Signatures Continue on Following Page]

WOODFIELD PRESERVE PHASE II LLC,
a Delaware limited liability company

By:	Woodfield Preserve LLC,
a Delaware limited liability company, its sole member

	By:	Woodfield Preserve Realty Company LLC, a Delaware limited liability company, its sole member

		By:	Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, N.A., its sole member

			By:	JPMorgan Chase Bank, N.A., as Trustee

				By:	/s/ Authorized Signatory
Name:
Title:

PURCHASER:

KBS CAPITAL ADVISORS LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

WITH RESPECT TO SECTIONS 4.4 AND 11.19 ONLY:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Authorized Signatory
Name:
Title: